                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            Southwest Gas Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:


          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:


          ---------------------------------------------------------------------

     (3)  Filing Party:


         ---------------------------------------------------------------------

     (4)  Date Filed:


          ---------------------------------------------------------------------

Southwest Gas Logo             Southwest Gas Logo
                           5241 SPRING MOUNTAIN ROAD
                          - LAS VEGAS, NEVADA 89150 -

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 10, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Southwest Gas Corporation ("Company") will be held on Thursday, May 10, 2001, at 10:00 a.m. in the convention facilities at the Rio Pavilion Convention Center, Rio All-Suite Casino Resort, 3700 West Flamingo Road, Las Vegas, Nevada, for the following purposes:

     (1) To elect 11 directors of the Company;

     (2) To consider and act upon a proposal to ratify the selection of Arthur Andersen LLP as independent public accountants of the Company;

     (3) To consider and act upon a shareholder proposal to request the Board of Directors to redeem rights distributed under the Company's shareholder rights plan unless the plan receives shareholder approval; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has established March 13, 2001, as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof.

     Shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

     A Copy of the Annual Report to Shareholders for the year ended December 31, 2000, is enclosed.

                                          /s/ George C. Biehl
                                          George C. Biehl
                                          Executive Vice President/Chief
                                          Financial Officer and Corporate
                                          Secretary

March 31, 2001

SOUTHWEST GAS LOGO

                                                                  March 31, 2001

Michael O. Maffie, President & C.E.O.

Dear Shareholder:

     You are cordially invited to the Annual Meeting of Shareholders of Southwest Gas Corporation scheduled to be held on Thursday, May 10, 2001, in the convention facilities at the Rio Pavilion Convention Center, Rio All-Suite Casino Resort, 3700 West Flamingo Road, Las Vegas, Nevada, commencing at 10:00 a.m. Your Board of Directors looks forward to greeting personally those shareholders able to attend.

     At the meeting you will be asked to consider the election of 11 directors, the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants and a shareholder proposal requesting that the Board of Directors redeem the rights distributed under the Company's shareholder rights plan adopted in 1996 unless the plan is approved by the affirmative vote of holders of a majority of the Company's shares present at the meeting. The Board of Directors unanimously recommends that you vote FOR the selection of Arthur Andersen LLP and vote AGAINST the recommendation to eliminate the Company's shareholder rights plan.

     It is important that your shares are represented and voted at the meeting regardless of the number of shares you own and whether or not you plan to attend. Accordingly, we request you to sign, date, and mail the enclosed proxy at your earliest convenience.

     Your interest and participation in the affairs of the Company are sincerely appreciated.

                                          Sincerely,

                                          /s/ MICHAEL O. MAFFIE
SOUTHWEST GAS LOGO

                                LOCATION OF 2001
                           SOUTHWEST GAS CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                         RIO PAVILION CONVENTION CENTER
                          RIO ALL-SUITE CASINO RESORT
                            3700 WEST FLAMINGO ROAD
                               LAS VEGAS, NEVADA

[MAP]

                           SOUTHWEST GAS CORPORATION
                   5241 SPRING MOUNTAIN ROAD - P.O. BOX 98510
                        - LAS VEGAS, NEVADA 89193-8510 -

                            ------------------------

                                PROXY STATEMENT
                                 MARCH 31, 2001

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies representing the common stock of the Company (the "Common Stock") to be voted at the Annual Meeting of Shareholders of the Company to be held on May 10, 2001, and at any adjournment thereof. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March 31, 2001.

     A form of proxy is enclosed for your use. The Company will acknowledge revocation of any proxy upon request of the record holder made in person or in writing prior to the exercise of the proxy, or upon receipt of a valid proxy bearing a later date. Delivery of said revocation or valid proxy bearing a later date shall be made to the Corporate Secretary of the Company. If a shareholder executes two or more proxies with respect to the same shares, the proxy bearing the most recent date will be honored if otherwise valid. All shares represented by valid proxies received pursuant to this solicitation will be voted at the Annual Meeting. Where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, his or her shares will be voted in accordance with each specification so made.

     The entire cost of soliciting proxies will be paid by the Company. In following up the original mail solicitation of proxies, the Company will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to the beneficial owners of Common Stock and will reimburse them for their expenses in so doing. Under an agreement with the Company, Morrow & Co. will assist in obtaining proxies from certain larger and other shareholders at an estimated cost of $5,500 plus certain expenses.

     The total number of shares of Common Stock outstanding at the close of business on March 13, 2001 (the "Record Date"), the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, was 31,882,165. Only holders of Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting. The Company will appoint either one or three inspectors of election in advance of the meeting to tabulate votes, to ascertain whether a quorum is present, and to determine the voting results on all matters presented to shareholders. A majority of all shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present; however, they are not counted for the purpose of determining the election of each nominee for director and are not counted as an affirmative vote for the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants or for the shareholder proposal.

     Each share of Common Stock is entitled to one vote. Shareholders have cumulative voting rights with respect to the election of directors, if certain conditions are met. Any shareholder otherwise entitled to vote may cumulate his or her votes for a candidate or candidates placed in nomination at the meeting if, prior to the voting, he or she has given notice at the meeting that he or she intends to cumulate his or her votes. A shareholder electing to cumulate his or her votes may cast as many votes as there are directors to be elected, multiplied by the number of shares of Common Stock standing in his or her name on the books of the Company at the close of business on the Record Date. A shareholder may cast all of his or her votes for one candidate or allocate them among two or more candidates in any manner he or she chooses. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

     The persons named in the proxies solicited by the Board of Directors, unless otherwise instructed, intend to vote the shares represented by such proxies:

     - FOR the ratification of the selection of Arthur Andersen LLP as independent public accountants;

     - AGAINST the shareholder proposal requesting the Board of Directors to redeem the rights distributed in 1996 under the Company's shareholder rights plan unless the plan receives shareholder approval, if the proposal is properly presented at the Annual Meeting; and

     - In the case of the election of directors, equally FOR each of the 11 candidates for director named in this Proxy Statement. HOWEVER, if sufficient numbers of shareholders exercise cumulative voting rights to elect one or more other candidates, the management proxies will (i) determine the number of directors they are entitled to elect, (ii) select such number from among the named candidates, (iii) cumulate their votes, and (iv) cast their votes for each candidate among the number they are entitled to elect.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

NAMES AND QUALIFICATIONS OF NOMINEES

     Each director elected at the Annual Meeting of Shareholders will serve until the next Annual Meeting (normally held on the second Thursday of May) and until his or her successor shall be elected and qualified. Ten of the directors were elected to their present term of office at the last Annual Meeting on May 11, 2000. Director Gunning was elected in July 2000 to replace Lloyd T. Dyer, who retired after serving more than 22 years on the Board. The 11 nominees for director receiving the highest number of votes will be elected to serve until the next Annual Meeting.

     The names of the nominees for election to the Board of Directors, the principal occupation of each nominee and his or her employer for the last five years or longer, and the principal business of the corporation or other organization, if any, in which such occupation or employment is carried on, follow.

GEORGE C. BIEHL
Executive Vice President, Chief Financial Officer & Corporate Secretary Southwest Gas Corporation

Director Since: 1998
Board Committees: Finance, Pension Plan Investment

     Mr. Biehl, 53, joined the Company in 1990 as Senior Vice President and Chief Financial Officer after serving in a number of capacities with Deloitte Haskins & Sells (now Deloitte & Touche) for 16 years and as chief financial officer for PriMerit Bank for the five years before joining the Company. He assumed the responsibilities as Corporate Secretary for the Company in 1996 and was named Executive Vice President in 2000. Mr. Biehl graduated from Ohio State University with a degree in accounting and earned his MBA with an emphasis in finance from Columbia University. He is a member of the American Institute of Certified Public Accountants, a member of the Las Vegas Chamber of Commerce Leadership Las Vegas Program, and serves on the finance committees of several trade association groups.

MANUEL J. CORTEZ
President and Chief Executive Officer
Las Vegas Convention and Visitors Authority

Director Since: 1991
Board Committees: Audit (Chairman), Compensation, Pension Plan Investment

     Mr. Cortez, 62, has served as the executive director and then president and chief executive officer of the Las Vegas Convention and Visitors Authority since 1990. Prior to that time he served four terms (1977 - 1990) on the Clark County Commission and is a former chairman of the Commission. He has been active on various boards, including the Environmental Quality Policy Review Board, the Las Vegas Valley Water District Board of Directors, and the University Medical Center Board of Trustees, and served as chairman of the Liquor and Gaming Licensing Board and the Clark County Sanitation District. He has also held leadership roles with numerous civic and charitable organizations such as Boys and Girls Clubs of Clark County, Lied Discovery Children's Museum, and Boys Town. Currently, Mr. Cortez holds professional memberships in the American Society of Association Executives, the Professional Convention Managers Association, the International Association of Convention and Visitors Bureaus, the American Society of Travel Agents, and is on the board of directors for the Travel Industry Association of America.

MARK M. FELDMAN
President and Chief Executive Officer
Cold Spring Group, Inc.

Director Since: 2000
Board Committees: Executive, Finance, Pension Plan Investment

     Mr. Feldman, 50, received his undergraduate degree from State University of New York at Buffalo, his law degree from the University of Michigan, and his MBA in finance and accounting from the University of Chicago. Mr. Feldman practiced law, was involved in investment banking and currently is engaged in business reorganization management. He has served as president and chief executive officer of Cold Spring Group, Inc. since 1993 and has been an executive in a number of corporate reorganizations over the last 16 years. Mr. Feldman has been a director of SNL Securities, Inc. since 1997. He formerly served as a trustee of the Baron Asset Fund, the Aerospace Creditors Liquidating Trust and as a director and court-appointed chief restructuring officer for WorldCorp, Inc. and Lomas Financial Corporation.

DAVID H. GUNNING
Principal, Encinitos Ventures

Director Since: 2000
Board Committees: Audit, Finance, Nominating

     Mr. Gunning, 58, has been the principal in Encinitos Ventures, his private investment business since 1997. He was president of Parkwood Corporation in 1997, and president and chief executive officer of Capitol American Financial Corporation from 1993 to 1997. He serves as a director of The Lincoln Electric Company, Roulston & Co., and Development Alternatives, Inc. Mr. Gunning received his undergraduate degree from Cornell University and his juris doctorate from Harvard University.

THOMAS Y. HARTLEY
Chairman of the Board, Southwest Gas Corporation

Director Since: 1991
Board Committees: Executive (Chairman), Compensation, Nominating

     Mr. Hartley, 67, obtained his degree in business from Ohio University in 1955, and was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was president and chief operating officer of Colbert Golf Design and Development. He joined Southwest Gas Corporation as Director in 1991 and was elected Chairman of the Board of Directors in 1997. Mr. Hartley is actively involved in numerous business and civic activities. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club. He has also held voluntary executive positions with the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce, and the Boulder Dam Area Council of the Boy Scouts of America. He is a director of Sierra Health Services, Inc. and AmeriTrade Holdings Corporation.

MICHAEL B. JAGER
Private Investor

Director Since: 1989
Board Committees: Audit, Finance, Pension Plan Investment (Chairman)

     Mr. Jager, 69, obtained a degree in petroleum geology from Stanford University in 1955. After three years of employment with the Richfield Oil Corporation as a petroleum geologist, he joined Frank H. Ayres & Son Construction Company and was involved in the construction of subdivisions and homes in southern California until 1979. From that time through 1996, his business activities were focused on farming and rural subdivision development in Oregon. Since then, Mr. Jager has been involved in the management of commercial properties in Minden, Nevada.

LEONARD R. JUDD
Former President, Chief Operating Officer, and Director
Phelps Dodge Corporation

Director Since: 1988
Board Committees: Executive, Compensation (Chairman), Nominating

     Mr. Judd, 62, former president, chief operating officer, and director of Phelps Dodge Corporation, joined Phelps Dodge in 1963 and worked at that company's operations in Arizona, New Mexico, and New York City. He was elected to the Phelps Dodge board of directors in 1987, president of Phelps Dodge Mining Company in 1988, and became president and chief operating officer of Phelps Dodge in 1989. He remained in those positions until November, 1991. Mr. Judd is a member of various professional organizations and is active in numerous civic groups. He serves as a director of Washington Group, International.

JAMES J. KROPID
President of James J. Kropid Investments

Director Since: 1997
Board Committees: Executive, Compensation, Pension Plan Investment

     Mr. Kropid, 63, received his undergraduate degree from DePaul University and participated in the executive development program at the University of Illinois. He joined Centel Corporation in 1961 and became president of its Central Telephone Company-Nevada/Texas division in 1987. In 1993, the Governor of Nevada appointed him to the position of general manager of the Nevada State Industrial Insurance System, a position in which he served for almost two years. He is currently president of his own investment company. Mr. Kropid is involved in many civic and charitable organizations. He is the immediate past president of the Boulder Dam Area Council of the Boy Scouts of America, a trustee and treasurer of Catholic Charities of Southern Nevada, and a trustee of the Desert Research Institute Foundation. Mr. Kropid is on the board of the YMCA of Southern Nevada and a past chairman of that organization. He is formerly a board member of the Nevada Development Authority, United Way of Southern Nevada, the Las Vegas Chamber of Commerce and treasurer of St. Jude's Ranch for Children.

MICHAEL O. MAFFIE
President and Chief Executive Officer
Southwest Gas Corporation

Director Since: 1988
Board Committees: Executive, Nominating

     Mr. Maffie, 53, joined the Company in 1978 as Treasurer after seven years with Arthur Andersen & Co. (now Arthur Andersen LLP). He was named Vice President/ Finance and Treasurer in 1982, Senior Vice President and Chief Financial Officer in 1984, Executive Vice President in 1987, President and Chief Operating Officer in 1988, and President and Chief Executive Officer in 1993. He received his undergraduate degree in accounting and his MBA in finance from the University of Southern California. He serves as a director of the Del Webb Corporation, Boyd Gaming Corporation, and Wells Fargo Bank/Nevada Division. A member of various civic and professional organizations, he served as chairman of the board of United Way of Nevada and is a trustee and chairman-elect of the UNLV Foundation. He also is a director of the Western Energy Institute and the American Gas Association.

CAROLYN M. SPARKS
President
International Insurance Services, Ltd.

Director Since: 1988
Board Committees: Audit, Finance (Chairperson), Pension Plan Investment

     Mrs. Sparks, 59, graduated from the University of California Berkeley in 1963, and with her husband, co-founded International Insurance Services, Ltd., in Las Vegas, Nevada, in 1966. She served on the University and Community College System of the Nevada Board of Regents from 1984 to 1996, and in 1991 was elected to a two-year term as chair of the Board of Regents. Mrs. Sparks is actively involved with numerous charitable and civic organizations, including founding and chairing the University Medical Center Foundation and the Children's Miracle Network Telethon. She is the chairperson of the Nevada Children's Center Foundation, president of the Nevada International Women's Forum and vice president of the Salvation Army Advisory Board. She also serves on the Foundation Boards of the University of Nevada Las Vegas and the Community College of Southern Nevada.

TERRANCE "TERRY" L. WRIGHT
President and Chief Executive Officer
Nevada Title Insurance Company

Director Since: 1997
Board Committees: Audit, Compensation, Nominating (Chairman)

     Mr. Wright, 51, received his undergraduate degree in business administration and his juris doctorate from DePaul University. He joined Chicago Title Insurance Company while in law school and after graduation remained with the company and eventually moved to the Las Vegas, Nevada office. In 1978, he acquired the assets of Western Title to form what is now known as Nevada Title Insurance Company. Mr. Wright is also associate general counsel for A.G. Spanos Enterprises, Inc., one of the nation's largest apartment complex builders. He is a member of the California and Illinois bar associations and is affiliated professionally with the Las Vegas Board of Realtors, Nevada Land Title Association, Las Vegas Executives, Opportunity Village, TPC Board of Governors, Young President's Organization, and is a past-chairman of the Nevada Development Authority. Mr. Wright is also a trustee and an executive committee member of the UNLV Foundation.

SECURITIES OWNERSHIP BY NOMINEES, EXECUTIVE OFFICERS, AND BENEFICIAL OWNERS

     The following table discloses all Common Stock of the Company beneficially owned by the nominees for directors and the executive officers of the Company, as of March 16, 2001.

                                                NO. OF SHARES              PERCENT OF
                                                BENEFICIALLY              OUTSTANDING
        DIRECTOR/EXECUTIVE OFFICER                OWNED(1)              COMMON STOCK(2)
        --------------------------          ---------------------    ----------------------
George C. Biehl...........................          81,774(3)(4)                 *
Manuel J. Cortez..........................          10,712(5)                    *
Mark M. Feldman...........................          25,800(6)                    *
David H. Gunning..........................           3,000                       *
Thomas Y. Hartley.........................          26,526(5)(7)                 *
Michael B. Jager..........................          13,101(5)(8)                 *
Leonard R. Judd...........................          10,600(5)(9)                 *
James J. Kropid...........................           8,945(10)                   *
Michael O. Maffie.........................         222,406(3)(11)                *
Carolyn M. Sparks.........................          15,239(5)(12)                *
Terrance L. Wright........................           5,510(13)                   *
James P. Kane.............................          41,452(14)                   *
Dudley J. Sondeno.........................          57,015(15)                   *
Edward S. Zub.............................          70,768(16)                   *
Other Executive Officers..................         154,860(17)                   *
                                                   -------                    ----
          Total...........................         747,708                    2.35%

-------------------------
 (1) The Common Stock holdings listed in this column include performance shares granted to the Company's executive officers under the Company's Management Incentive Plan for 1998, 1999, and 2000.

 (2) As of March 16, 2001, the directors and executive officers of the Company beneficially owned, including exercisable options, 747,708 shares, which represents 2.35% of the outstanding shares of the Company's Common Stock. No individual officer or director owned more than 1% of the Company's Common Stock.

 (3) Number of shares does not include 6,618 shares held by the Southwest Gas Corporation Foundation, which is a charitable trust. Messrs. Maffie and Biehl are trustees of the Foundation but disclaim beneficial ownership of said shares.

 (4) The holdings include 45,750 shares which Mr. Biehl has the right to acquire through the exercise of options under the 1996 Stock Incentive Plan ("Option Plan").

 (5) The holdings include 8,600 shares which certain of the non-employee directors have the right to acquire through the exercise of options under the Option Plan.

 (6) The holdings include 800 shares which Mr. Feldman has the right to acquire through the exercise of options under the Option Plan. The number of shares does not include 5,000 shares held by Mr. Feldman's spouse, over which Mr. Feldman disclaims any ownership, benefit or control.

 (7) Number of shares include 335 shares over which Mr. Hartley has shared voting and investment control with his spouse through a family trust.

 (8) Number of shares includes 4,501 shares over which Mr. Jager has shared voting and investment control with his spouse through a family trust.

 (9) Number of shares includes 2,000 shares over which Mr. Judd has shared voting and investment control with his spouse.

(10) The holdings include 5,260 shares which Mr. Kropid has the right to acquire through the exercise of options under the Option Plan and 3,685 shares over which he has shared voting and investment power with his spouse through a family trust. The family trust also holds 1,500 shares of Trust Originated Preferred Securities issued by the Company's financing subsidiary, Southwest Gas Capital I.

(11) The holdings include 142,500 shares which Mr. Maffie has the right to acquire through the exercise of options under the Option Plan and 3,301 shares over which his spouse has voting and investment control.

(12) Number of shares includes 5,000 shares over which Mrs. Sparks has shared voting and investment control with her spouse through a family trust and 1,639 shares held as joint tenants with her spouse.

(13) The holdings include 5,260 shares which Mr. Wright has the right to acquire through the exercise of options under the Option Plan.

(14) The holdings include 24,500 shares which Mr. Kane has the right to acquire through the exercise of options under the Option Plan.

(15) The holdings include 38,125 shares which Mr. Sondeno has the right to acquire through the exercise of options under the Option Plan.

(16) The holdings include 40,750 shares which Mr. Zub has the right to acquire through the exercise of options under the Option Plan and 105 shares held solely by his spouse.

(17) The holdings of other executive officers include 92,500 shares that can be acquired through the exercise of options under the Option Plan.

-------------------------

     Mario J. Gabelli, Marc J. Gabelli and various entities they either control or for which they act as chief investment advisors have reported that they own in the aggregate 3,005,077 shares of the Company's Common Stock (approximately 9.51%), as of December 31, 2000. The Company has been advised that they do not admit that they constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and that their address is c/o Gabelli Asset Management Co., One Corporate Center, Rye, New York 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has adopted procedures to assist its directors and executive officers in complying with Section 16(a) of the Securities and Exchange Act of 1934, as amended, which includes assisting in the preparation of forms for filing. For 2000, all but two of the reports were timely filed. Mr. Hartley's acquisition of 1,000 shares of Company Common Stock in March 2000 was not reported timely. The purchase was reported in Mr. Hartley's Form 5 for 2000. An amended Form 4 was filed in January 2001 by James Lowman, an executive officer of the Company, showing an additional 31 shares of Company Common Stock (performance shares) acquired through the Management Incentive Plan.

LEGAL PROCEEDINGS

     On December 16, 1998, Arthur Klein filed a purported shareholder class action complaint on behalf of himself and shareholders of the Company (excluding defendants and their affiliates and families) in the Superior Court of the State of California in San Diego County (Case No. 726615) against the Company and its then directors. The complaint has been amended three times. As amended, the complaint alleges breach of the duties of loyalty, due care, candor and good faith and fair dealing and sets forth claims relating to the Company's proxy statement for its Annual Meeting of Shareholders in 1999, including allegations of misrepresentations or omissions relating to the proposed acquisition of the Company by ONEOK, Inc. ("ONEOK") and the rejection of the offers by Southern Union Company ("Southern Union"). The case has been removed from the California Superior Court in San Diego to the U.S. District Court for the Southern District of California (Case No. 99 cv 1891B (JAH)).

     On July 19, 1999, Southern Union filed a complaint in the U.S. District Court for the District of Arizona (Case No. CIV-99-1294 PHX (ROS)), as amended on October 11, 1999, and July 25, 2000, alleging that the Company, Michael O. Maffie, President and Chief Executive Officer of the Company, Thomas Y. Hartley, Chairman of the Board of Directors of the Company, Edward S. Zub, Executive Vice President/Consumer Resources and Energy Services of the Company, ONEOK, and other named individuals acted in violation of state and federal criminal laws, including federal and Arizona racketeering statutes, to block the Company's shareholders from voting upon Southern Union's offer and have acted to ensure that the Company's Board of Directors would approve and recommend the ONEOK offer to the Company's shareholders and to influence the vote of members of regulatory commissions required to approve the proposed acquisition of the Company by ONEOK in violation of state and federal laws. On December 15, 2000, the Court dismissed the federal racketeering charges. The amended complaint also includes allegations that the defendants fraudulently induced Southern Union to enter into a confidentiality and standstill agreement, the Company breached the terms of that agreement and its covenant of good faith and fair dealing, and all the defendants (other than the Company, Mr. Hartley and Mr. Zub) intentionally interfered with a business relationship between the Company and Southern Union, and tortiously interfered with contractual relations between the Company and Southern Union.

     There is also an ongoing joint federal, state and county criminal investigation in Phoenix, Arizona concerning activities surrounding the failed acquisition by ONEOK. We are cooperating fully with this investigation.

     The Company, named directors, former named directors, and named officers have denied and continue to deny that they have committed or attempted to commit any wrongdoing or breached any duty owed to the Company or its shareholders. Neither Mr. Feldman nor Mr. Gunning have been named as defendants in any of these suits.

                              GENERAL INFORMATION

BOARD OF DIRECTORS

     The Board of Directors is responsible for the overall affairs of the Company and for establishing broad corporate policies.

     Regular meetings of the Board of Directors are scheduled for the third Tuesdays of January, July, September, and November; the first Tuesday of March; and the second Wednesday of May. An organizational meeting is also held immediately following the Annual Meeting of Shareholders. The Board of Directors held six regular meetings, one special meeting (which was telephonic), and one organizational meeting in 2000. Each incumbent director attended more than 75 percent of the meetings of the Board of Directors and standing committees on which he or she served during 2000.

DIRECTORS COMPENSATION

     Outside directors receive an annual retainer of $24,000, plus $1,250 for each Board of Directors or committee meeting attended and for any additional day of service committed to the Company. Committee chairpersons receive an additional $1,000 for each committee meeting attended. The Chairman of the Board of Directors receives an additional $50,000 annually for serving in that capacity. Directors who are full-time employees of the Company or its subsidiaries receive no additional compensation for serving on the Board of Directors.

     Each outside director, other than director Gunning, received on May 11, 2000, options to purchase 2,000 shares of the Company's Common Stock under the provisions of the Option Plan. Director Gunning received on July 18, 2000, options to purchase 1,621 shares of the Company's Common Stock under the provisions of the Option Plan. The purchase price for the options is the market price of the Common Stock on the date of the grant and will become exercisable in increments, over three years, commencing with the first anniversary of the grant. Additional options to purchase 2,000 shares of Common Stock will be granted to each outside director on the date of each Annual Meeting of Shareholders during the 10-year term of the Option Plan. All options granted to the outside directors will expire 10 years after the date of each grant.

     Outside directors may defer their compensation until retirement or termination of their status as directors. Any cash received through the cancellation of outstanding options as a result of a change in control of the Company may also be deferred. Amounts deferred bear interest at 150% of the Moody's Seasoned Corporate Bond Rate. At retirement or termination, such deferrals will be paid out over 5, 10, 15, or 20 years and be credited with interest at 150% of the Moody's Composite Bond Rate.

     The Company also provides a retirement plan for its outside directors. With a minimum of 10 years of service, an outside director can retire and receive a benefit equal to the annual retainer, at retirement, for serving on the Company's Board. Directors who retire before age 65, after satisfying the minimum service obligation, will receive retirement benefits upon reaching age 65.

COMMITTEES OF THE BOARD

     In order to assist it in discharging its duties, the Board of Directors has established six permanent committees. The committees consist of Executive, Audit, Compensation, Finance, Nominating, and Pension Plan Investment.

     The Executive Committee meets, if necessary, to consider corporate policy matters requiring timely action and recommend other matters for consideration and action by the Board of Directors. The Executive Committee consists of directors Hartley (Chairman), Feldman, Judd, Kropid, and Maffie.

     The Audit Committee, whose functions are discussed below under the captions "Selection of Independent Public Accountants" and "Audit Committee Report," consists of directors Cortez (Chairman), Gunning, Jager, Sparks, and Wright.

     The Compensation Committee makes recommendations to the Board of Directors on such matters as directors' fees and benefit programs, executive compensation and benefits, and compensation and benefits for all other Company employees. The committee is also responsible for the executive compensation report and related disclosures contained in this Proxy Statement. The Compensation Committee consists of directors Judd (Chairman), Cortez, Hartley, Kropid and Wright.

     The Finance Committee reviews and makes recommendations to the Board of Directors regarding the financial policies, plans, and procedures for the Company and the financial implications of proposed corporate actions. Its responsibilities include reviewing strategies and recommendations with respect to financing programs, dividend reinvestment and stock purchase programs, and capital structure goals. The Finance Committee consists of directors Sparks (Chairperson), Biehl, Feldman, Gunning, and Jager.

     The Nominating Committee makes recommendations to the Board of Directors regarding nominees to be proposed by the Board of Directors for election as directors, evaluates the size and composition of the Board of Directors, and establishes the criteria for the selection of directors. In considering candidates for the Board of Directors, the Nominating Committee seeks to achieve an appropriate balance of expertise and diversity of interests, recognizing factors such as the character and quality of individuals, experience, age, education, geographic location, anticipated participation in activities of the Board of Directors, and other personal attributes or special talents. The Nominating Committee will consider written suggestions from shareholders regarding potential nominees for election as directors. To be considered by the Nominating Committee for inclusion in the slate of nominees to be proposed by the Board of Directors, such suggestions should be addressed to the Company's Corporate Secretary. The Nominating Committee also is responsible for recommending Board of Directors committee assignments. The Nominating Committee consists of directors Wright (Chairman), Gunning, Hartley, Judd, and Maffie.

     The Pension Plan Investment Committee establishes, monitors, and oversees, on a continuing basis, asset investment policy and practices for the retirement plan. The Pension Plan Investment Committee consists of directors Jager (Chairman), Biehl, Cortez, Feldman, Kropid, and Sparks.

     During 2000, the Audit Committee held three meetings, the Compensation Committee held four meetings, the Finance Committee held one meeting, the Nominating Committee held four meetings, and the Pension Plan Investment Committee held three meetings.

                      EXECUTIVE COMPENSATION AND BENEFITS

EXECUTIVE COMPENSATION REPORT

     The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. Under the supervision of the Committee, the Company has developed and implemented an executive compensation program designed to satisfy the following objectives:

     - reasonableness;

     - competitiveness;

     - internal equity; and

     - performance.

     These objectives are addressed through industry-based compensation comparisons and incentive plans that focus on specific annual and long-term Company financial and productivity performance goals.

     Base Compensation. The nature of the Company's operation has historically led to the use of compensation systems widely used in industry, weighted for utility companies, and accepted by various utility regulatory agencies. Companies of comparable size, used to establish the peer group index for the "Performance Graph," were factored into the compensation review. Other utility and general industry surveys were also used to assess the Company's compensation program. Continued use of such systems is designed to address the first three compensation objectives. A range of salaries that are comparable with industry levels provides an objective standard to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executive officers, and provides a means for ensuring that responsibilities are properly rewarded. Salaries for the Company's executives are set relative to the midpoint levels for their positions based on this industry comparison. Compensation above these levels is tied to achieving specific financial and productivity performance goals.

     Performance-Based Compensation. The fourth objective of the Company's compensation program, performance, is addressed through the Company's Management Incentive Plan (the "MIP") and Option Plan, collectively referred to as the "Incentive Plans." The Incentive Plans are designed to retain key management employees and to focus on specific annual and long-term Company financial and productivity performance goals. Financial, productivity, and customer satisfaction factors are incorporated in the MIP, while the Option Plan is designed to enable executives to benefit from increases in the price of the Company's Common Stock thereby aligning their economic interests with those of the Company's shareholders.

     Under the MIP, an incentive opportunity, expressed as a percentage of salary, is established annually for each executive officer. The maximum award opportunities cannot exceed 140% of the targeted awards for meeting the performance goals. Awards under the MIP are determined based on the Company's annual return-on-equity performance, customer-to-employee ratios, and customer service satisfaction targets. The financial performance factors used to make this determination involve the average of the Company's return-on-equity performance over the last three years (which is weighted and adjusted for inflation) and the Company's current utility return-on-equity performance in comparison to a peer group of natural gas distribution companies. The productivity performance factors used to make this determination involve an absolute target of Company customer-to-employee ratio, actual customer-to-employee ratio in comparison to a peer group of natural gas distribution companies, and customer service satisfaction experienced throughout the Company's operating divisions as measured by an independent outside entity. Each of the five factors is equally weighted. If the threshold percentage for any factor is achieved, a percentage of annual performance awards will have been earned. While the financial factors incorporated in the MIP are significant to shareholder interests, customer satisfaction and productivity factors are significant to customer interests. In prior regulatory proceedings, the Company's regulatory commissions have insisted that these customer factors be included in the MIP in order to recover the cost of the program in the Company's natural gas rates. Regardless of whether such awards are earned, no awards will be paid unless the Common Stock dividend paid by the Company equals or exceeds the prior year's dividend.

     If annual performance awards are earned and payable, payment of the awards will be subject to a possible downward adjustment depending upon satisfaction of individual performance goals. The Committee will make such a determination for the Company's chief executive officer's individual performance, who, in turn, will make a like determination for the other executive officers. Further, the annual awards will be split, with 40 percent paid in cash and the remaining 60 percent converted into performance shares tied to the value of the Company's Common Stock on the date of the awards. The performance shares will be restricted for three years and the ultimate payout in Company Common Stock will be subject to continued employment.

     The Company's performance during 2000 exceeded the thresholds for both financial objectives and the targets for the productivity objectives.

     Grants under the Option Plan were provided to the Company's executive officers during 2000. The options granted were not based upon a predetermined formula, but rather on the Committee's judgment as to the individual's anticipated contribution to the future success of the Company. Information on options granted to the named executive officers in 2000 is set forth under the caption, "Executive Compensation and Benefits -- Option/ SARs Granted in 2000."

     CEO Compensation. Compensation paid to Mr. Maffie, as president and chief executive officer for 2000, consisted of his base salary and performance award under the MIP. Mr. Maffie's base salary normally is set relative to the midpoint level for salaries paid to chief executive officers of comparable companies, taking into consideration the length of service in his current position. Mr. Maffie did not receive an increase in base salary during 1999 due to the then pending merger with ONEOK. This was taken into consideration in 2000 and his base salary was increased by 10%, effective July 17, 2000. Mr. Maffie's performance award under the MIP totaled $708,419 and represented the Company's overall performance in relation to established performance goals. During the year, the Company's performance, as discussed above, exceeded the thresholds for the financial objectives and exceeded the targets for the performance objectives. Mr. Maffie's targeted performance award for 2000 was set equal to $632,500 or 115% of his salary for 2000, as shown on the Summary Compensation Table, with the award ranging from 14.8% to 140% of his target. Based on the Company's overall 2000 performance in relation to the established goals, Mr. Maffie earned 112% of his targeted award under the MIP, with 40% being paid in cash and 60% in performance shares.

     Deductibility of Compensation. The Company's executive compensation program is being administered to maintain the tax deductibility of all compensation paid to the named executive officers pursuant to Section 162(m) of the Internal Revenue Code (the "Code"). Section 162(m) of the Code provides that compensation paid to the officers in excess of $1,000,000 cannot be deducted by the Company for federal income tax purposes unless, in general, such compensation is performance based, is established by an independent committee of directors, is objective, and the plan or agreement providing for such performance-based compensation has been approved in advance by shareholders or is otherwise exempt from such limitation. The Incentive Plans were designed to satisfy these requirements and management believes that the compensation provided under these plans should be deductible. In the future, however, the Company may pay compensation that is nondeductible in limited circumstances if sound management of the Company so requires.

     The Committee believes that the compensation program addresses the Company's compensation objectives, enhances the commitment of key management employees, and strengthens long-term shareholder value.

                             Compensation Committee

Leonard R. Judd, Chairman   Manuel J. Cortez
Thomas Y. Hartley           James J. Kropid
Terrance L. Wright

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The above-named committee members served on the Company's Compensation Committee throughout 2000. Lloyd T. Dyer, who retired from the Board of Directors in July 2000, served on the Committee during 2000 until his retirement.

SUMMARY COMPENSATION TABLE

     The following table provides for fiscal years ended December 31, 1998, 1999, and 2000 compensation earned by the Company's chief executive officer and each of the four most highly compensated executive officers of the Company at year-end 2000.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                      LONG-TERM COMPENSATION
                                                                                 ---------------------------------
                                                                                         AWARDS            PAYOUTS
                                                                                 -----------------------   -------
                                            ANNUAL COMPENSATION                   RESTRICTED
                              ------------------------------------------------      STOCK                   LTIP      ALL OTHER
          NAME AND                                              OTHER ANNUAL       AWARD(S)     OPTIONS/   PAYOUTS   COMPENSATION
     PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)(2)   COMPENSATION($)   ($)(2)(3)(4)   SARS(#)      ($)        ($)(5)
     ------------------       ----   ---------   -----------   ---------------   ------------   --------   -------   ------------
Michael O. Maffie...........  2000    522,877      283,368            0            425,051       50,000      N/A        89,964
  President & C.E.O           1999    500,000      282,540            0            343,448       25,000      N/A        74,776
                              1998    486,301      234,005            0            350,997       25,000      N/A        59,410
George C. Biehl.............  2000    243,438      103,624            0            155,436       15,000      N/A        35,104
  Executive Vice President/   1999    232,000       92,851            0            106,239        7,500      N/A        28,407
  Chief Financial Officer &   1998    225,425       72,385            0            108,577        7,500      N/A        19,830
  Corporate Secretary
Edward S. Zub...............  2000    220,033       91,128            0            136,693       15,000      N/A        36,455
  Executive Vice President/   1999    201,370       65,683            0             98,458        7,500      N/A        28,346
  Consumer Resources &        1998    180,137       59,283            0             88,928        7,500      N/A        20,352
  Energy Services
James P. Kane...............  2000    204,575       84,679            0            127,019       15,000      N/A         9,846
  Executive Vice President/   1999    186,370       61,060            0             91,590        7,500      N/A         7,845
  Operations                  1998    161,301       54,604            0             81,899        7,500      N/A         3,750
Dudley J. Sondeno...........  2000    191,118       65,862            0             98,794       12,500      N/A        28,716
  Senior Vice President/      1999    178,822       57,092            0             85,637        6,250      N/A        22,930
  Chief Knowledge &           1998    167,616       53,669            0             80,541        6,250      N/A        14,218
  Technology Officer

-------------------------
(1) All compensation reflected in the Summary Compensation Table is reported on an earned basis for each fiscal year.

(2) MIP awards accrued for calendar years 1998, 1999, and 2000 were paid in cash and performance shares in 1999, 2000, and 2001, respectively.

(3) Dividends equal to the dividends paid on the Company's Common Stock will be paid on the performance shares awarded under the long-term component of the MIP during the restriction period.

(4) The total number of performance shares granted in 1998, 1999, and 2000, for calendar years 1997, 1998, and 1999, and their value based on the market price of Company Common Stock at December 31, 2000, for the other listed officers are as follows:

                                                              SHARES     VALUE
                                                              ------    --------
Mr. Maffie..................................................  42,591    $931,678
Mr. Biehl...................................................  13,168     288,050
Mr. Zub.....................................................  11,201     245,022
Mr. Kane....................................................  10,082     220,544
Mr. Sondeno.................................................  10,109     221,134

(5) The amounts shown in this column for each year consist of above-market interest on deferred compensation (in excess of 120% of the Applicable Federal Long-term Rate) and matching contributions under the Company's executive deferral plan. Under the plan, executive officers may defer up to 100% of their annual compensation for payment at retirement or at some other employment terminating event. The officers may also defer up to 100% of any cash paid (i) because of the cancellation of outstanding MIP performance shares and Option Plan options, and (ii) under the employment and change in control agreements resulting from a change in control of the Company. Interest on such deferrals is set at 150% of the Moody's Seasoned Corporate Bond Rate. As part of the plan, the Company provides matching contributions that parallel the contributions made under the Company's 401(k) plan, which is available to all Company employees, equal to one-half of the deferred amount, up to 6% of their annual salary. The breakdown of this compensation for each named executive officer is as follows:

                                                  INTEREST    CONTRIBUTIONS
                                                  --------    -------------
Mr. Maffie......................................  $74,329        $15,635
Mr. Biehl.......................................   27,826          7,278
Mr. Zub.........................................   29,865          6,590
Mr. Kane........................................    3,719          6,127
Mr. Sondeno.....................................   22,991          5,725

-------------------------

OPTIONS/SARS GRANTED IN 2000

     The following table sets forth the number of shares of the Company's Common Stock subject to stock options granted under the Option Plan to the named executive officers listed in the Summary Compensation Table during 2000, together with related information.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                       ----------------------------------------------------------------------      VALUE AT ASSUMED
                            NUMBER OF                                                           ANNUAL RATES OF STOCK
                            SECURITIES             PERCENT OF                                   PRICE APPRECIATION FOR
                            UNDERLYING         TOTAL OPTIONS/SARS     EXERCISE                      OPTION TERM(2)
                           OPTIONS/SARS       GRANTED TO EMPLOYEES     OR BASE     EXPIRATION   ----------------------
        NAME              GRANTED(#)(1)          IN FISCAL YEAR      PRICE($/SH)      DATE      5 PERCENT   10 PERCENT
        ----           --------------------   --------------------   -----------   ----------   ---------   ----------
Michael O. Maffie....         50,000                 18.00            $17.9375      7/17/10     $565,031    $1,426,031
George C. Biehl......         15,000                  5.40             17.9375      7/17/10      169,509       427,809
Edward S. Zub........         15,000                  5.40             17.9375      7/17/10      169,509       427,809
James P. Kane........         15,000                  5.40             17.9375      7/17/10      169,509       427,809
Dudley J. Sondeno....         12,500                  4.50             17.9375      7/17/10      141,258       356,508

-------------------------
(1) Forty percent (40%) of the options become exercisable one year after the grant. Thirty percent (30%) of the options become exercisable two years after the grant, with the remaining becoming exercisable on the third anniversary of the grant.

(2) The 5% and 10% growth rates for the period ending July 17, 2010, which were determined in accordance with the rules of the SEC, illustrate that the potential future value of the granted options is linked to future increases in growth of the price of the Company's Common Stock. Because the exercise price for the options equals the market price of the Company's Common Stock on the date of the grant, there will be no gain to the named executive officers without an increase in the stock price. The 5% and 10% growth rates are for illustration only and are not intended to be predictive of future growth.
-------------------------

OPTIONS/SAR EXERCISES AND YEAR-END VALUES

     Shown below is information with respect to unexercised options granted under the Option Plan to the named executive officers and held by them at December 31, 2000.

                  AGGREGATED OPTION/SAR EXERCISES IN 2000 AND
                           YEAR-END OPTION/SAR VALUES

                                                      NO. OF SECURITIES               VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED                IN-THE-MONEY
                         NO. OF                        OPTIONS/SARS AT                  OPTIONS/SARS AT
                         SHARES                       DECEMBER 31, 2000               DECEMBER 31, 2000(1)
                       ACQUIRED ON    VALUES    ------------------------------   ------------------------------
        NAME            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
        ----           -----------   --------   -----------   ----------------   -----------   ----------------
Michael O. Maffie....       0           $0        142,500          72,500         $687,500         $246,875
George C. Biehl......       0            0         45,750          21,750          226,875           74,063
Edward S. Zub........       0            0         40,750          21,750          192,500           74,063
James P. Kane........       0            0         24,500          21,750           85,930           74,063
Dudley J. Sondeno....       0            0         38,125          18,125          189,063           61,719

-------------------------
(1) This column represents the difference between the exercise prices for in-the-money options and the closing price of $21.875 for the Company's Common Stock on the New York Stock Exchange on December 31, 2000, times the number of in-the-money options.

(2) Unexercised options are those options which have been granted but cannot yet be exercised due to Internal Revenue Code restrictions on the value of incentive options, restrictions incorporated into the Option Plan, and the specific option agreements.
-------------------------

BENEFIT PLANS

     Southwest Gas Basic Retirement Plan. The named executive officers participate in the Company's non-contributory, defined benefit retirement plan, which is available to all employees of the Company and its subsidiaries. Benefits are based upon an employee's years of service, up to a maximum of 30 years, and the employee's highest five consecutive years salary, excluding bonuses, within the final 10 years of service.

                            PENSION PLAN TABLE(1)(2)

                                                   YEARS OF SERVICE
            ANNUAL               ----------------------------------------------------
         COMPENSATION               10         15         20         25         30
         ------------            --------   --------   --------   --------   --------
  $ 50,000.....................  $  8,750   $ 13,125   $ 17,500   $ 21,875   $ 26,250
   100,000.....................    17,500     26,250     35,000     43,750     52,500
   150,000.....................    26,250     39,375     52,500     65,625     78,750
   200,000.....................    35,000     52,500     70,000     87,500    105,000
   250,000.....................    43,750     65,625     87,500    109,375    131,250
   300,000.....................    52,500     78,750    105,000    131,250    157,500
   350,000.....................    61,250     91,875    122,500    153,125    183,750
   400,000.....................    70,000    105,000    140,000    175,000    210,000
   450,000.....................    78,750    118,125    157,500    196,875    236,250
   500,000.....................    87,500    131,250    175,000    218,750    262,500
   550,000.....................    96,250    144,375    192,500    240,625    288,750
   600,000.....................   105,000    157,500    210,000    262,500    315,000
   650,000.....................   113,750    170,625    227,500    284,375    341,250
   700,000.....................   122,500    183,750    245,000    306,250    367,500

-------------------------
(1) Years of service beyond 30 years will not increase benefits under the basic retirement plan.

(2) For 2001, the maximum annual compensation that can be considered in determining benefits under the Plan is $170,000. For future years the maximum annual compensation will be adjusted to reflect changes in the cost of living as established by the Internal Revenue Service.
-------------------------
     Compensation covered under the basic retirement plan is based on salary depicted in the Summary Compensation Table. As of December 31, 2000, the credited years of service towards retirement for the named executive officers shown in the Summary Compensation Table are as follows: Mr. Maffie, 22 years; Mr. Biehl, 15 years; Mr. Zub, 22 years; Mr. Kane, 23 years; and Mr. Sondeno, 21 years.

     Amounts shown in the pension plan table are straight life annuity amounts notwithstanding the availability of joint survivorship benefit provisions. Benefits paid under the basic and supplemental retirement plans are not reduced by any Social Security benefits received.

     Supplemental Retirement Plan. The named executive officers also participate in the Company's supplemental retirement plan. Such officers with 10 or more years of service may retire at age 55 or older and will receive benefits under the plan. Benefits from the plan, when added to benefits received under the basic retirement plan, will equal 60% of their highest 12-months of salary, as depicted in the Summary Compensation Table. For Mr. Maffie, compensation used to determine such benefits includes salary, cash bonuses, and the payment of restrictive stock awards depicted in the Summary Compensation Table. The cost to the Company for benefits under the supplemental retirement plan for any one of the named executive officers cannot be properly allocated or determined because of the overall plan assumptions and options available.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

     In July 1998, the Company amended the existing employment agreements ("Employment Agreements") with seven officers (including the named executive officers), and entered into change in control agreements ("Change in Control Agreements") with its remaining officers. Two officers who originally had change in control agreements entered into employment agreements during 2000. The Employment Agreements generally provide for the payment, upon termination of employment by the Company without cause, as defined therein, of up to one and one-half years of total annual compensation (base salary, a predetermined level of incentive compensation and fringe benefits), and up to three years of total annual compensation for Mr. Maffie. The Employment Agreements further provide for the payment, upon the termination of employment by such officers for "good reason," as defined therein, within two years following a change in control of the Company, of an amount equal to either two to two and one-half times their total annual compensation other than Mr. Maffie. Under such circumstances, Mr. Maffie would be entitled to a payment equal to three times his total annual compensation. The Change in Control Agreements for the remaining officers parallel the change in control provisions of the Employment Agreements and provide that these officers would be entitled to an amount equal to two times their annual compensation.

     Restricted stock awards, stock options or stock appreciation rights would vest and become immediately exercisable upon a change in control. Benefits under the Supplemental Retirement Plan may also vest and/or accelerate as a result of a change in control. If any payment under these agreements would constitute a "parachute payment" subject to any excise tax under the Internal Revenue Code, the Company would be responsible for payment of such tax. The terms of these agreements are for 24 months for each of the officers other than Mr. Maffie, whose agreement is for 36 months. Each of the agreements will be automatically extended annually for successive one-year periods, unless canceled by the Company.

                               PERFORMANCE GRAPH

     The performance graph below compares the five-year cumulative total return on the Company's Common Stock, assuming reinvestment of dividends, with the total returns on the Standard & Poor's 500 Stock Composite Index (S&P 500) and the EdwardJones Natural Gas Diversified Index, a peer-group index compiled by EdwardJones, consisting of the Company and 19 other diversified natural gas distribution companies.

COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
[PERFORMANCE GRAPH]

                                                             EDWARDJONES NATURAL GAS
                          SOUTHWEST GAS       S&P 500        DIVERSIFIED INDEX (1)(2)
                          -------------       -------        ------------------------
1995                         100.00           100.00                  100.00
1996                         114.40           123.00                  126.00
1997                         116.10           164.10                  157.90
1998                         172.10           211.00                  145.40
1999                         153.20           255.30                  148.80
2000                         152.10           232.10                  204.40

-------------------------
(1) The Company selected the EdwardJones Natural Gas Diversified Index as a peer-group index because it provides a representative sample of natural gas distribution companies with at least 30%, but less than 90%, of their gross revenues from distribution operations. This index should be available on a continuing basis.

(2) The EdwardJones Natural Gas Diversified Index, which is weighted by year-end market capitalization, consists of the following companies: Chesapeake Utilities Corp.; Columbia Energy Group; Consolidated Natural Gas; Eastern Enterprises; Energen Corp.; Equitable Resources, Inc.; Kinder Morgan, Inc.; Keyspan Corporation.; MCN Corporation; MDU Resources Group, Inc.; National Fuel Gas Co.; Nicor, Inc.; ONEOK, Inc.; Questar Corp.; Semco Energy Inc.; the Company; Southwestern Energy Co.; UGI Corp.; Valley Resources, Inc.; and Wicor, Inc.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (ITEM 2 ON THE PROXY CARD)

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION

     The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 2001, subject to ratification of the selection by shareholders. Arthur Andersen LLP has served as independent public accountants for the Company since 1957. To the knowledge of the Company, at no time has Arthur Andersen LLP had any direct or indirect financial interest in or any connection with the Company or any of its subsidiaries other than in connection with services rendered to the Company as described below.

     The selection of Arthur Andersen LLP by the Board of Directors was based on the recommendation of the Audit Committee, which is composed wholly of outside directors. The Audit Committee meets periodically with the Company's internal auditors and independent public accountants to review the scope and results of the audit function and the policies relating to auditing procedures. In making its annual recommendation, the Audit Committee reviews both the audit scope and estimated fees for the coming year.

     During and for the year ended December 31, 2000, Arthur Andersen LLP provided the following audit, audit-related and other professional services for the Company. The services were as follows:

     - the audit of the annual financial statements included in the Company's Form 10-K and the reviews of unaudited quarterly financial statements included in the Company's Form 10-Qs;

     - the audit of the annual financial statements of the Company's employee benefit plans and other statutory audits;

     - consultation and comfort letters for various Securities and Exchange Commission (the "SEC") filings.

     - consultation in connection with various tax and accounting matters; and

     - certain other professional services.

     The cost of providing these services during and for the year ended December 31, 2000, by specified categories, were as follows:

          Audit Fees: $291,000 These fees covered the audit of the Company's annual financial statements and reviews of its quarterly financial statements.

          Financial Information Systems Design and Implementation Fees: None

          All Other Fees: $245,000 These fees covered the audits of employee benefit plans, other statutory audits, and professional services principally involving internal audit support and income tax consulting.

     The Audit Committee approved the audit and other professional services and considered the costs of all such services and what effect, if any, performance of the non-audit related professional services might have on the independence of the accountants.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements, if they are so inclined, and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the shares present at the Annual Meeting of Shareholders in person or by proxy is necessary to ratify the selection of Arthur Andersen LLP as independent public accountants for the Company. The Board of Directors recommends a VOTE FOR ratification of the selection of Arthur Andersen LLP as the Independent Public Accountants for the year ending December 31, 2001. If the shareholders do not ratify this appointment, other firms of certified public accountants will be considered by the Board of Directors upon recommendation of the Audit Committee.

                             AUDIT COMMITTEE REPORT

     The Audit Committee, which consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange, is furnishing the following report:

     The Audit Committee assists the Board of Directors in fulfilling their oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal controls which management and the Board have established and the audit process. Management is responsible for the Company's internal audit control and the financial reporting process. Arthur Andersen LLP, the Company's independent public accountants, is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The role and responsibilities of the Audit Committee are to monitor and oversee these processes as set forth in a written charter adopted by the Board, which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and assesses the adequacy of the Charter at least annually and recommends any changes to the Board for approval.

     In fulfilling its responsibilities for 2000, the Audit Committee:

     - Reviewed and discussed the audited financial statements for the year ended December 31, 2000, with management and Arthur Andersen LLP, the Company's independent public accountants;

     - Discussed with the independent public accountants the matters required to be discussed by the Statement on Auditing Standards, SAS No. 61; and

     - Received written disclosures and a letter from the independent public accountants regarding their independence as required by Independence Standards Board Standard No. 1, and discussed with the accountants their independence.

     Based on the Audit Committee's reviews and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC.

                                Audit Committee

Manuel J. Cortez, Chairman                         David H. Gunning
Michael B. Jager                                  Carolyn M. Sparks
Terrance L. Wright

            SHAREHOLDER PROPOSAL CONCERNING SHAREHOLDER RIGHTS PLAN
                           (ITEM 3 ON THE PROXY CARD)

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Company has been notified that Mr. Jeff Carpenter intends to present the shareholder proposal set forth below for consideration at the Annual Meeting. Mr. Carpenter is an employee of the Company in its Central Arizona Division and the assistant business agent for IBEW Local 769. The Company is currently negotiating a collective bargaining agreement with IBEW Local 769 for its Central Arizona Division. The Company will promptly furnish the address and stock ownership of Mr. Carpenter to any shareholder upon request to the Corporate Secretary of Southwest Gas Corporation at 5241 Spring Mountain Road P.O. Box 98510 Las Vegas, NV 89193-8510, phone (702) 876-7237.

     Approval of this proposal requires the affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy. The Board of Directors recommends that you VOTE AGAINST this proposal for the reasons described our statement in opposition, which is set forth immediately below the text of Mr. Carpenter's proposal and supporting statement.

                              SHAREHOLDER PROPOSAL

     RESOLVED, that the shareholders of Southwest Gas Corporation ("Southwest Gas" or the "Company") request that the Board of Directors (the "Board") redeem the rights distributed in April 1996 unless such distribution is approved by the affirmative vote of holders of a majority of the Company's shares, to be held as soon as may be practicable.

     SUPPORTING STATEMENT

          In December 1996, Southwest Gas' Board issued preference stock purchase rights to common shareholders pursuant to a Rights Agreement. These rights are a powerful anti-takeover device, commonly referred to as a "poison pill" that effectively prevents an acquisition of the Company without the prior approval of the incumbent Board.

          Southwest Gas' Board acted unilaterally, without first seeking a vote by the shareholders on whether they wished to have a poison pill in effect. The rights are due to expire in April 15, 2006. The Directors of the Company currently have the power to reauthorize or otherwise extend these rights without shareholder approval.

          Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of a poison pill. We believe that Southwest Gas' poison pill injures shareholders by reducing management accountability and adversely affecting shareholder value.

          The effect of poison pills on the trading value of companies' stock has been the subject of extensive research. The Office of the Chief Economist of the U.S. Securities and Exchange Commission found in a 1986 study on the economics of rights plans states that "The stock-returns evidence suggests that the effect of poison pills to deter prospective hostile takeover bids outweighs the beneficial effects that might come from increased bargaining leverage of the target management." A study by Professor John Pound of Harvard University's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

          We believe that management accountability is particularly important in light of Southwest Gas' recent performance. As of November 28, 2000, Southwest Gas' stock price was at 20 11/16, down 28.5% from a high of 28 15/16 on August 13, 1999.

          In recent years, various companies, including Tyco International and Union Carbide, have been willing to redeem or not renew their poison pills. We believe that Southwest Gas' shareholders should have some say in whether Southwest Gas follows suit.

          We urge shareholders to vote FOR this proposal.

     ALL REFERENCES TO "WE" IN MR. CARPENTER'S SUPPORTING STATEMENT ARE REFERENCES TO MR. CARPENTER, NOT THE COMPANY'S OTHER SHAREHOLDERS, THE COMPANY, OR THE COMPANY'S BOARD OF DIRECTORS.

     STATEMENT IN OPPOSITION

          Your Board of Directors recommends a vote against this Proposal because (1) rights plans such as the Company's Amended and Restated Rights Agreement dated as of February 9, 1999 between the Company and Harris Trust Company, as Rights Agent (the "Rights Plan") help maximize shareholder value, and (2) the Rights Plan protects shareholders and the Company from unfair and abusive takeover tactics. The Board believes that the Company's Rights Plan is in the best interests of the Company and its shareholders, employees and customers.

          The Board of Directors adopted a rights plan to protect the Company and its shareholders against coercive and abusive takeover tactics and to ensure that each shareholder would be treated fairly in the event of an unsolicited offer to acquire the Company.

          The Rights Plan does not prevent an offer to acquire the Company at a price and on terms that are fair and in the best interests of shareholders. Rather, the Rights Plan improves the Board's ability to discharge its fiduciary duty by protecting shareholders from unfair or inadequate offers and abusive tactics. The Rights Plan also enhances the Board's ability to get a higher price upon terms and conditions that are reasonably likely to receive all necessary regulatory approvals, if there is to be a sale of the Company. The Board's ability to achieve this objective by negotiating with a potential acquirer on behalf of all shareholders is significantly greater than the ability of an individual shareholder to achieve such a result. Without the protections and benefits of a rights plan, the Board could lose important bargaining power in negotiating a transaction with a potential acquirer or pursuing potentially superior alternatives. In responding to an unsolicited acquisition proposal and negotiating with a potential acquirer, the Board recognizes its obligation to fulfill its fiduciary duties to shareholders in deciding whether to redeem the Rights to facilitate a transaction.

          The benefits of shareholder rights plans have been validated by a study by Georgeson & Company Inc., in November 1997. The study found that:
     (i) premiums paid to companies with shareholder rights plans were on average eight percentage points higher than premiums paid to purchase target companies that did not have shareholder rights plans; (ii) the presence of a shareholder rights plan did not increase the likelihood that a hostile takeover bid would be defeated or that a friendly bid would be withdrawn; and (iii) a shareholder rights plan did not reduce the likelihood that a company would become a takeover target (the takeover rate was similar for companies with and without shareholder rights plans). This conclusion has been supported by Patrick McGunn, director of corporate programs for Institutional Shareholder Services, who was recently quoted as saying that "companies with poison pills tend to get higher premiums paid on average than companies that don't have pills." (Wall Street Journal, January 29, 1999).

          By comparison, the 1986 study relied upon by Mr. Carpenter in support of his proposal is over 13 years old.

          Over 1,900 publicly traded companies have adopted rights plans. Your Board believes that the Rights Plan serves the best interests of the Company and its shareholders, employees and customers. For the reasons discussed above, the Board strongly believes that the Company should retain this important tool for the protection of shareholders. The Board urges you to vote against the Proposal.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     If any business not described herein should come before the meeting for shareholder action, it is intended that the shares represented by proxies will be voted in accordance with the best judgment of the persons voting them. At the time this proxy statement was mailed, the Company knew of no other matters which might be presented for shareholder action at the meeting.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal intended for consideration at the 2002 Annual Meeting of Shareholders and inclusion in the Company's proxy materials for the meeting must be received in writing by the Company on or before December 3, 2001. If a shareholder intends to offer any proposal at such meeting without using the Company's proxy materials, notice of such intended action has to be provided to the Company on or before December 3, 2001, in order for the proposal to be presented for shareholder consideration at the Annual Meeting. All proposals must comply with applicable SEC rules. It is recommended that shareholders, submitting proposals for inclusion in the Company's proxy materials or notices to the Company, direct such proposals or notices to the Corporate Secretary of the Company and utilize Certified
Mail -- Return Receipt Requested in order to ensure timely delivery.

                                          By Order of the Board of Directors

                                          /s/ GEORGE C. BIEHL
                                          George C. Biehl
                                          Executive Vice President/Chief
                                          Financial Officer and Corporate
                                          Secretary

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER
                           SOUTHWEST GAS CORPORATION

ORGANIZATION

     There shall be a committee of the Board of Directors (the "Board") to be known as the Audit Committee (the "Committee"). The Committee shall be composed of a minimum of three directors who are financially literate and independent of the management of the Corporation and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a Committee member. At least one Committee member must also have accounting or related financial management expertise.

     The Committee shall have the authority to retain legal, accounting, or other consultants to advise the Committee. The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Committee or to meet any members of, or consultants to, the Committee.

STATEMENT OF POLICY

     The Committee shall provide assistance to the Board in fulfilling their oversight responsibility by reviewing the financial information provided to shareholders and others, the system of internal controls which management and the Board have established, and the audit process. In so doing, it is the Committee's responsibility to maintain open and effective communication between the directors, independent auditors, internal auditors, and the financial management of the Corporation.

RESPONSIBILITIES

     The Committee will fulfill these responsibilities by performing the following activities:

          1. Recommend to the Board the engagement of the Corporation's independent auditors. Evaluate the performance of the independent auditors, including the approval of their fee and the scope and timing of their audit of the Corporation's financial statements. The independent auditors are ultimately accountable to the Board and the Committee. The Board and the Committee have the authority and responsibility to select, evaluate, and replace the independent auditors.

          2. Review with management and the independent auditors the annual audited financial statements, and as needed, the quarterly financial statements. It is anticipated that these discussions will include quality of earnings, review of reserves and accruals, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded, and other significant financial reporting issues and judgments made in connection with the preparation of the financial statements.

          3. Obtain from the independent auditors a formal written statement regarding relationships and services provided to the Corporation. Review with the independent auditors the relationships and services that may reasonably be thought to impact their objectivity and independence and make recommendations to the Board to take appropriate action in response to such reports to satisfy itself of the independent auditors' independence.

          4. Review with the independent auditors their perception of the Corporation's accounting personnel and their recommendations, if any, for improvements in the Corporation's internal controls, including computerized information systems controls and procedures, and the implementation of such recommendations and compliance by the Internal Audit Department with the Standards for the Professional Practice of Internal Auditing.

          5. Review with the independent auditors whether they are aware of any material error, fraud, illegal act, sensitive or unsupported transaction, or other irregularity as a result of their procedures.

          6. Ascertain whether the independent auditors were restricted in performing their examination of the Corporation's financial statements and review disagreements, if any, between management and the independent auditors.

          7. Review with the independent auditors, management, and the internal auditors, policies and procedures with respect to financial and accounting controls, internal auditing, and compliance with applicable laws and regulations.

          8. Review with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          9. Review with management and the independent auditors any contemplated changes in accounting policies, and accounting, reporting, and auditing proposals promulgated by regulatory and professional bodies.

          10. Review with the Corporation's Director of Internal Audit the annual Internal Audit Plan and the results of internal audit activity, including significant reports to management prepared by the Internal Audit Department and management's responses thereto.

          11. Review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements and any material reports or inquires received from regulators or government agencies.

          12. Review the adequacy and appropriateness of the Corporation's code of business conduct.

          13. Review and assess the adequacy of this Charter at least annually and recommend any changes to the Board for approval.

          14. Perform other oversight functions as requested by the Board.

LIMITATIONS ON RESPONSIBILITIES

     While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations; to resolve disagreements, if any, between management and the independent auditors; or to assure compliance with laws and regulations or the Corporation's code of business conduct.

REPORTS

     The Committee shall submit minutes of all meetings of the Committee to, or review the matters discussed at each Committee meeting with, the Board. In addition, the Committee shall disclose on a triennial basis this Charter in the Corporation's proxy statement for its annual meeting of shareholders. The Committee shall also disclose in the Corporation's proxy statement of its annual meeting of shareholders that it has satisfied its responsibilities during the prior year in compliance with its charter. In addition, the Committee shall submit a written affirmation form annually, or whenever the composition of the Committee changes, to the New York Stock Exchange (NYSE) asserting that the Committee meets the requirements as outlined in Section 303 of the NYSE Listed Company Manual.

                           SOUTHWEST GAS CORPORATION
                  P.O. BOX 98510, LAS VEGAS, NEVADA 89193-8510
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Thomas Y. Hartley and Leonard R. Judd as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of the undersigned at the Annual Meeting of Shareholders to be held on May 10, 2001, at the convention facilities at the Rio Pavilion Convention Center, Rio All-Suite Casino Resort, 3700 West Flamingo, Las Vegas, Nevada, and any adjournments thereof; and at their discretion, with authorization to vote such shares on any other matters as may properly come before the meeting or any adjournments thereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSAL 2 AND AGAINST PROPOSAL 3.

1. ELECTION OF DIRECTORS

George C. Biehl        Thomas Y. Hartley      Michael O. Maffie
Manuel J. Cortez       Michael B. Jager       Carolyn M. Sparks
Mark M. Feldman        Leonard R. Judd        Terrance L. Wright
David H. Gunning       James J. Kropid

  [ ]  FOR ALL      [ ]  FOR ALL EXCEPT*      [ ]  WITHHOLD AUTHORITY FOR ALL

*NOTE: TO WITHHOLD AUTHORITY TO VOTE FOR A PARTICULAR NOMINEE, MARK THE FOR ALL
       EXCEPT BOX AND ENTER THE NAME(S) OF THE EXCEPTIONS IN THE SPACE PROVIDED. UNLESS AUTHORITY TO VOTE FOR ALL THE FOREGOING NOMINEES IS WITHHELD, THIS PROXY WILL BE DEEMED TO CONFER AUTHORITY TO VOTE FOR EVERY NOMINEE WHOSE NAME IS NOT LISTED.

2. TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP as the independent public accountants of the Corporation:

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

3. TO ACT UPON A SHAREHOLDER PROPOSAL to request the Board of Directors to redeem rights distributed under the Corporation's shareholder rights plan unless the plan receives shareholder approval:

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
               (IMPORTANT -- SIGNATURE REQUIRED ON REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES (PROPOSAL 1) AND PROPOSAL 2 AND AGAINST PROPOSAL 3. FURTHER, IF CUMULATIVE VOTING RIGHTS FOR THE ELECTION OF DIRECTORS (PROPOSAL 1) ARE EXERCISED AT THE MEETING, THE PROXIES, UNLESS OTHERWISE INSTRUCTED, WILL CUMULATIVELY VOTE THEIR SHARES AS PROVIDED FOR IN THE PROXY STATEMENT.

                                                 Dated:                   , 2001

                                                 -------------------------------
                                                           (Signature)

                                                 -------------------------------
                                                  (Signature, if held jointly)

                                                 Please sign exactly as name
                                                 appears hereon. When shares are
                                                 held by joint tenants, both
                                                 should sign. When signing as
                                                 attorney, executor,
                                                 administrator, trustee or
                                                 guardian, please give full
                                                 title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 president or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.